Exhibit 99.1

FOR RELEASE AT 4:01 PM EST 5-7-08

Contacts:

At Cambridge Heart, Inc.

Vincenzo LiCausi

Investor Relations

(978) 654-7600 x 6645

www.cambridgeheart.com

CAMBRIDGE HEART REPORTS RESULTS FOR THE FIRST QUARTER 2008

Adopts New Placement Program, Direct Sales Model;

To Amend Co-Marketing Agreement with St. Jude Medical

Tewksbury, Mass., May 7, 2008 — Cambridge Heart, Inc. (OTCBB-CAMH), today reported total revenue of $1,176,601 for the first quarter ended March 31, 2008, a decrease of 55% from total revenue of $2,589,519 reported during the same period of 2007. The operating loss for the first quarter of 2008 was $2,548,563, compared to an operating loss of $3,252,905 for the same period in 2007. Included in the operating loss for the first quarter of 2008 was $742,987 of non-cash stock-based compensation expense. The net loss for the quarter was $2,382,600, or $0.04 per share, compared to a net loss of $3,155,855, or $0.05 per share, in the comparable 2007 period.

Revenue for the first quarter from the sale of the Company’s Microvolt T-Wave Alternans (“Alternans”) products was $978,465, a decrease of 58% compared with the same period in 2007. Sequentially, in the first quarter of 2008 sales from the Company’s Alternans products decreased 49% from the fourth quarter of 2007.

The Company’s cash used by operations was $996,636 for the three months ended March 31, 2008. The Company had cash and marketable securities of $10,958,803 at March 31, 2008.

The Company currently has a total of 68.9 million shares of common stock and common stock equivalents issued and outstanding, including the effect of converting the Series C preferred stock purchased by St. Jude Medical in March 2007. In addition, there are options and warrants outstanding to purchase 7.9 million common equivalent shares, bringing the fully diluted share count to 76.8 million common equivalent shares.

“While MTWA technology continues to prove its value to physicians and patients as a life-saving tool, the recent revenue trend has led us to initiate sweeping strategic and tactical changes in our go-to-market approach,” said Ali Haghighi-Mood, Chief Executive Officer of Cambridge Heart. “Our ultimate goals, of course, remain the same: improving patient care while increasing shareholder value through revenue growth and sustained profitability.”

A New Placement Program and Non-Exclusive Co-Marketing Agreement

The Company announced that effective immediately, it will launch a new marketing and business initiative whereby HearTwave II units will be placed in physician practices without any up-front purchase of the equipment. Under this plan, physicians can acquire the technology for a quarterly placement fee that covers the use of equipment and associated disposables, thereby eliminating the need for significant capital outlay or long-term contractual commitment. In order to execute the new plan, the company is moving forward with the expansion of its direct sales force, which is expected to grow from 10 to 16 professionals by the end of the third quarter.

The Company also announced that it has reached an agreement in principle with St. Jude Medical, Inc. (St. Jude Medical) to amend its co-marketing agreement with St. Jude Medical to a non-exclusive arrangement, which will enable Cambridge Heart to move forward with the new placement program. Under the new arrangement Cambridge Heart assumes complete sales responsibility. “At this time, we feel that the best way to rapidly penetrate the market is to move to the new placement program with a dedicated and focused sales force with capital equipment experience,” said Dr. Haghighi-Mood.

Cambridge Heart will continue to work with the St. Jude Medical field sales force to market MTWA technology, support existing customers and identify new opportunities.

“St. Jude Medical continues to support MTWA and its role in identifying patients at risk of sudden cardiac death,” said George Fazio, President of St. Jude Medical’s US Division. “The technology remains an important component of our market development and we look forward to ongoing collaboration with Cambridge Heart.”

The new placement program was designed with the interests of patients, physicians and Cambridge Heart stakeholders in mind. The objectives of the new model are:

•	To more rapidly disseminate MTWA technology, providing widespread access for patients at risk of sudden cardiac death who may benefit from ICD therapy;

•	To better align the economic interests and needs of the Company with those of the physician community it serves, by eliminating the barrier of a significant capital layout;

•

To create a better financial return for Cambridge Heart stakeholders through greater market penetration and product awareness, better long-term gross margins and a more predictable revenue growth pattern.

“While we have clearly seen the positive impact of MTWA on health care delivery, market penetration under the previous model was simply not satisfactory,” noted Dr. Haghighi-Mood. “We believe that our new placement program better aligns the clinical and economic factors in order to promote more rapid adoption of our technology.”

Conference Call Information

The Company will hold a conference call at 4:30 p.m. eastern on Wednesday, May 7, 2008, to discuss the results for the 2008 first quarter. The conference call dial-in number is 1.866.202.0886 (outside the U.S. 1.617.213.8841), passcode 65014607. Interested parties may listen to a recording of the conference call at any time during the 14 days immediately following the call by dialing 1.888.286.8010 (outside the U.S. 1.617.801.6888) and enter the passcode 33763021. This playback will begin approximately two hours after the call ends. The conference call will also be available by webcast on the Company’s web site at www.cambridgeheart.com.

About Cambridge Heart, Inc.

Cambridge Heart (www.cambridgeheart.com) is engaged in the development and commercialization of products for the non-invasive diagnosis of cardiac disease, particularly the identification of those at risk of sudden cardiac arrest. The Company’s products incorporate its proprietary Microvolt T-Wave Alternans measurement technologies, coupled with its patented Spectral Analytic Method and ultra-sensitive disposable electrode sensors. Only Spectral Analytic Method MTWA tests are reimbursed by Medicare under its National Coverage Policy that covers patients with a wide variety of cardiac symptoms. Other major insurers in the USA also have coverage policies for the test. The T-Wave Alternans test is included in the Guideline for Management of Patients with Ventricular Arrhythmias and the Prevention of Sudden Cardiac

Death jointly developed by the American College of Cardiology (ACC), The American Heart Association (AHA) and the European Society of Cardiology (ESC). The Company, founded in 1990, is based in Tewksbury, Massachusetts and is traded on the OTCBB under the symbol CAMH.

About the Cambridge Heart Microvolt T-Wave Alternans Test

The Cambridge Heart Microvolt T-Wave Alternans Test measures a specific extremely subtle pattern of beat-to-beat fluctuations in a person’s electrocardiogram. This pattern of fluctuations is called T-wave alternans. These tiny variations in the electrocardiogram—measured at one millionth of a volt accuracy – are most commonly measured during a sub-maximal exercise stress test in the doctor’s office or hospital outpatient setting. The preparation for the test consists of placing proprietary sensors on the patient’s chest. Extensive clinical research has shown that those patients who are at risk of ventricular tachyarrhythmia that test positive for microvolt T-wave alternans are at increased risk for sudden cardiac death, while those who test negative are at reduced risk.

Statements contained in this press release are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. In some cases, we use words such as “believes”, “expects”, “anticipates”, “plans”, “estimates”, “could”, and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include failure to achieve broad market acceptance of the Company’s MTWA technology, failure to achieve broad market acceptance of the Company’s MTWA technology, failure of our sales and marketing partner to market our products effectively, inability to hire and retain qualified clinical applications specialists in the Company’s target markets, failure to obtain or maintain adequate levels of third-party reimbursement for use of the Company’s MTWA test, customer delays in making final buying decisions, decreased demand for the Company’s products, failure to obtain funding necessary to develop or enhance our technology, adverse results in future clinical studies of our technology, failure to obtain or maintain patent protection for our technology and other factors identified in our most recent Annual Report on Form 10-K under “Risk Factors”, which is on file with the SEC and available at www.EDGAR.com. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so except as may be legally necessary, even if our estimates should change.

-Financial information follows-

Cambridge Heart, Inc.

Financial Highlights

Statement of Operations

	Three months ended March 31,
	2008	2007
Revenue	$1,176,601	$2,589,519

Cost of goods sold	560,193	929,579

Gross profit	616,408	1,659,940

Costs and expenses
Research and development	110,493	108,163
Selling, general and administrative	3,054,478	4,804,682
Total operating expenses	3,164,971	4,912,845

Loss from operations	(2,548,563)	(3,252,905)

Interest income	168,878	99,759

Interest expense	(2,915)	(2,709)

Net loss	$(2,382,600)	$(3,155,855)

Net loss attributable to common shareholders	$(2,382,600)	$(3,155,855)

Net loss per common share - basic and diluted	$(0.04)	$(0.05)

Weighted average shares outstanding - basic and diluted	64,543,021	64,283,362

Balance Sheet
	March 31, 2008	December 31, 2007
Assets
Cash & marketable securities	$10,958,803	$12,066,510
Restricted cash, current portion	100,000	100,000
Accounts receivable, net	1,021,795	1,947,892
Inventory	2,264,904	2,405,144
Other prepaid assets	96,402	70,726

Total current assets	14,441,904	16,590,272

Fixed assets, net	235,455	132,571
Restricted cash, net of current portion	400,000	400,000
Other assets	64,905	67,766

	$15,142,264	$17,190,609

Liabilities and stockholders’ equity
Accounts payable and accrued expenses	$1,578,775	$1,983,373
Debt, current portion	9,599	11,151

Total current liabilities	1,588,374	1,994,524
Debt, long-term portion	35,675	38,256

Total liabilities	$1,624,049	$2,032,780

Series C convertible preferred	11,677,108	11,677,108

	$11,677,108	$11,677,108

Stockholders’ equity
Common stock	$64,718	$64,718
Additional paid-in-capital	82,772,993	82,030,007
Accumulated deficit	(80,996,604)	(78,614,004)

Total stockholders’ equity	1,841,107	3,480,721

	$15,142,264	$17,190,609

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